Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2016, with respect to the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2015, and the related notes to the consolidated financial statements of Coca-Cola Erfrischungsgetränke GmbH, included in the Registration Statement Form F-4/A of Coca-Cola European Partners Limited.

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

/s/ Annette Laufenberg	/s/ Dr. Ingo Röders
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

Berlin, Germany

March 14, 2016